Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-47647) of our report dated June 2, 2006, relating to the financial statements and supplemental schedule of the Southern California Water Company Investment Incentive Program appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2005.

/s/ BDO Seidman, LLP
Costa Mesa, California
July 14, 2006